Exhibit 16.1

June 26, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Liquidmetal Technologies, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated June 26, 2026 We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ BCRG Group

BCRG Group, Inc.